Exhibit 99.1

2929 Seventh Street, Suite 100
Berkeley, CA 94710
Contact:
Dynavax Technologies Corporation
Shari Annes
Corporate Communications
Phone (650) 888-0902
Email: sannes@dvax.com
DYNAVAX RAISES $27 MILLION IN COMMON STOCK OFFERING
Berkeley, CA — October 4, 2006 — Dynavax Technologies Corporation (NASDAQ:DVAX) announced today the pricing of a common stock offering of 6,200,000 shares of its common stock at $4.40 per share for approximately $27 million in gross proceeds, before commissions and expenses. All shares of the common stock offered by Dynavax are being sold pursuant to a shelf registration statement. The underwriters have agreed to purchase the shares from Dynavax pursuant to an underwriting agreement, subject to customary closing conditions. Dynavax has also granted the underwriters in the offering an option to purchase up to an additional 930,000 shares of its common stock to cover over-allotments, if any. The offering is expected to close on October 10, 2006.
Pacific Growth Equities, LLC. acted as the sole underwriter for this offering. Copies of the prospectus supplement and base prospectus relating to the offering may be obtained from Pacific Growth Equities, LLC at One Bush Street, Suite 1700, San Francisco, CA, 94104.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
The offering of these shares of common stock may be made only by means of a prospectus supplement to the prospectus contained in the shelf registration statement, which is also called the base prospectus. Such prospectus supplement, which incorporates the base prospectus, will be filed with the SEC, and be available on the SEC’s website at http://www.sec.gov.

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